SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ULTRA CLEAN HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.	Title of each class of securities to which transaction applies:
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	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	2.	Form, Schedule or Registration Statement No.:
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ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS OF

ULTRA CLEAN HOLDINGS, INC.

Date:	May 20, 2021

Time:	12:30 p.m. Pacific time

Virtual Meeting:	www.virtualshareholdermeeting.com/UCTT2021

The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/UCTT2021, you must enter the control number found on your proxy card, voting instruction form or notice.

Purposes:	•	Elect our directors

•	Ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal 2021

•	Hold an advisory vote on executive compensation

•	Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Who Can Vote:	March 31, 2021 is the record date for voting. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting. At the meeting, you will hear a report on our business and have a chance to meet some of our directors and executive officers.

Adjournments or Postponements	In the event of an adjournment, postponement or emergency that may change the annual meeting’s time, date or location, we will make an announcement, issue a press release or post information at www.uct.com/investors to notify stockholders, as appropriate. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 20, 2021: This Proxy Statement, along with our 2020 Annual Report to Stockholders, is available on the following website: http://materials.proxyvote.com/90385V. Whether you expect to attend the meeting or not, please vote electronically via the Internet or by telephone or by completing, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

/s/ James P. Scholhamer

James P. Scholhamer

Chief Executive Officer

April 26, 2021

ULTRA CLEAN HOLDINGS, INC.

2021 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

May 20, 2021

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason, our Board of Directors is requesting that you permit your shares of common stock to be represented at our 2021 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting. The date of this proxy statement is April 26, 2021. The proxy statement and form of proxy are first being mailed to our stockholders on or about April 27, 2021.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 20, 2021: This Proxy Statement, along with our 2020 Annual Report to Stockholders, is available on the following website: http://materials.proxyvote.com/90385V.

General Information

Ultra Clean Holdings, Inc., referred to in this proxy statement as “Ultra Clean,” the “Company” or “we,” is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on May 20, 2021 at 12:30 p.m., Pacific time or at any adjournment thereof for the purposes set forth in this proxy statement. Due to the continued public health impact of the coronavirus outbreak (COVID-19), our annual meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/UCTT2021.

In the event of an adjournment, postponement or emergency that may change the Annual Meeting’s time, date or location, we will make an announcement, issue a press release or post information at www.uct.com/investors to notify stockholders, as appropriate. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Who May Attend and Vote at Our Annual Meeting

All holders of our common stock, as reflected in our records at the close of business on March 31, 2021, the record date for voting, may attend and vote at the meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/UCTT2021, you must enter the control number found on your proxy card, voting instruction form or notice you previously received.

Each share of common stock that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 40,659,905 shares of our common stock, $0.001 par value.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Most stockholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If you are a stockholder of record, we are sending paper copies of the proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us by signing and mailing the enclosed proxy card or by voting on the Internet or telephone or at the annual meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement is being forwarded to you by or on behalf of your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote by following the instructions you receive from your broker, bank or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares at the annual meeting unless you request, complete and deliver a proxy from your broker, bank or nominee.

How to Vote

You may vote in person at the virtual meeting or by proxy.

Voting by Proxy. If you are a stockholder of record, you may vote by proxy over the Internet, by telephone or by mail if you complete and return the enclosed proxy card by following the instructions on the proxy card. If your shares are held in street name, you have the right to direct your broker, bank or nominee how to vote by following the instructions you receive from your broker, bank or nominee. The shares voted electronically, telephonically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the annual meeting. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.

Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the annual meeting. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting. You should allow yourself enough time prior to the annual meeting to obtain this proxy from the holder of record.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by us for use at the annual meeting and at any adjournment of that meeting. If you give us your proxy, you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

If you give us your proxy but do not specify how your shares shall be voted on a particular matter, your shares will be voted:

•	FOR the election of each of the named nominees for director;

•	FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm;

•	FOR the approval of the compensation of our named executive officers; and

•	with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.

Changing or Revoking Your Vote

You have the right to revoke your previously submitted proxy at any time before your proxy is exercised at the annual meeting.

If you are the stockholder of record, you may revoke your proxy by resubmitting your vote on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), by signing and returning a new proxy card with a later date, by attending and voting at the annual meeting or by giving written notice to our Secretary that you wish to revoke your previously submitted proxy.

If you hold shares beneficially in street name, you may revoke your proxy by submitting new voting instructions to your broker, bank or nominee by following the instructions they provide you or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending and voting at the annual meeting.

Note that for both stockholders of record and beneficial owners, attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the annual meeting.

Important Notice Regarding Delivery of Stockholder Documents

Only one proxy statement, annual report and set of accompanying materials, if applicable, are being delivered by us to multiple stockholders sharing an address, who have consented to receiving one set of such materials, until we receive contrary instructions from any such stockholders. We will deliver, promptly upon written or oral request, a separate copy of such materials to a stockholder at a shared address to which a single copy of such materials was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying materials and wish to receive a single copy of such materials, should submit a request to Broadridge, c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call 800-542-1061.

Votes Needed to Hold the Meeting and Approve Proposals

In order to carry on the business of the annual meeting, stockholders entitled to cast a majority of the votes at a meeting of stockholders must be represented at the meeting, either in person or by proxy. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself.

Election of Directors. Our Amended and Restated Bylaws provides that a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested director elections (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee). If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board may fill the resulting vacancy or may decrease the size of the Board.

Brokers do not have discretionary authority to vote shares without instructions from beneficial owners in the election of directors. Therefore, beneficial owners who are not stockholders of record and who want their votes to be counted in the election of directors must give voting instructions to their bank, broker or nominee before the date of the annual meeting.

Ratification of the appointment of our independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. We believe that the ratification of our independent registered public accounting firm is a routine proposal for which brokers may vote shares held on behalf of beneficial owners who have not given voting instructions with respect to that proposal.

Advisory vote on the compensation of our named executive officers. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be sufficient to approve, by an advisory, non-binding vote, the compensation of our named executive officers for fiscal 2020. The advisory vote on the compensation of our named executive officers, while held annually, is not considered a routine proposal; therefore, brokers lack the discretionary authority to vote shares without instructions from beneficial owners for this proposal.

Approval of any other matter properly submitted to the stockholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information as of March 1, 2021 regarding the beneficial ownership (as defined by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock by:

•	each person or group known by us to own beneficially more than five percent of our common stock;

•	each of our directors, director nominees and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with applicable rules of the Securities and Exchange Commission (the “SEC”), beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, and shares subject to restricted stock units that vest and are delivered, within 60 days of March 1, 2021. Shares issuable pursuant to the exercise of stock options, and restricted stock units that vest, in the 60 days following March 1, 2021, are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, or shares subject to restricted stock units, but are not deemed outstanding for computing the ownership percentage of any other person. The percentage of beneficial ownership for the following table is based on 40,618,631 shares of common stock outstanding as of March 1, 2021.

The address of each of the named individuals in the table below is c/o Ultra Clean Holdings, Inc., 26462 Corporate Avenue, Hayward, CA 94545 unless otherwise indicated below. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Greater than 5% Stockholders
BlackRock, Inc.(1)	6,917,582	17.0%
55 East 52nd Street New York, NY 10055
The Vanguard Group(2)	2,988,372	7.4%
100 Vanguard Boulevard Malvern, PA 19355
Swedbank Robur Fonder AB(3)	2,300,000	5.7%
SE-105 34 Stockholm, Sweden
Dimensional Fund Advisors LP(4)	2,157,392	5.3%
6300 Bee Cave Road Building One Austin, TX 78746
Named Executive Officers, Directors and Director Nominees
James P. Scholhamer(5)	378,299	*
Sheri L. Savage(6)	85,557	*
Vijayan S. Chinnasami(7)	62,418	*
W. Joseph Williams(8)	26,691	*
William C. Bentinck(9)	39,388	*
Clarence L. Granger(10)	88,438	*
Thomas T. Edman(10)	26,200	*
David T. ibnAle(10)	85,200	*
Emily M. Liggett(10)	39,200	*
Ernest E. Maddock(10)	22,700	*
Barbara V. Scherer(10)	41,200	*
Jacqueline A. Seto(10)	8,557	*
All Executive Officers and Directors as a Group (15 persons)(11)	939,982	2.3%

*	Less than 1%.

(1)	Based on a Schedule 13G filed with the SEC on January 25, 2021.

(2)	Based on a Schedule 13G/A filed with the SEC on February 10, 2021.

(3)	Based on a Schedule 13G filed with the SEC on February 13, 2020.

(4)	Based on a Schedule 13G/A filed with the SEC on February 12, 2021.

(5)

Includes (i) 8,838 performance restricted stock units and 12,277 restricted stock units that were scheduled to vest on March 30, 2021, (ii) 24,012 performance restricted stock units and 19,646 restricted stock units that were scheduled to vest on April 24, 2021 and (iii) 20,886 performance restricted stock units and 20,886 restricted stock units that were scheduled to vest on April 30, 2021.

(6)

Includes (i) 4,764 performance restricted stock units and 6,617 restricted stock units that were scheduled to vest on March 30, 2021, (ii) 10,914 performance restricted stock units and 10,914 restricted stock units that were scheduled to vest on April 24, 2021 and (iii) 10,443 performance restricted stock units and 10,443 restricted stock units that were scheduled to vest on April 30, 2021.

(7)

Includes (i) 5,457 performance restricted stock units and 16,371 restricted stock units that were scheduled to vest on April 24, 2021 and (ii) 25,295 restricted stock units that were scheduled to vest on April 26, 2021.

(8)

Consists of (i) 1,020 performance restricted stock units and 4,250 restricted stock units that were scheduled to vest on March 30, 2021, (ii) 2,292 performance restricted stock units and 6,876 restricted stock units that were scheduled to vest on April 24, 2021 and (iii) 3,063 performance restricted stock units and 9,190 restricted stock units that were scheduled to vest on April 30, 2021.

(9)

Includes (i) 2,292 performance restricted stock units and 6,876 restricted stock units that were scheduled to vest on April 24, 2021 and (ii) 18,269 restricted stock units that were scheduled to vest on April 26, 2021.

(10)	Includes 6,301 restricted stock awards that vest on May 19, 2021.

(11)

Consists of shares beneficially owned by our current executive officers and directors as of March 1, 2021, which include (i) 15,510 performance restricted stock units and 26,844 restricted stock units that were scheduled to vest on March 30, 2021, (ii) 49,605 performance restricted stock units and 74,597 restricted stock units that were scheduled to vest on April 24, 2021 (iii) 43,564 restricted stock units that were scheduled to vest on April 26, 2021, and (iv) 36,690 performance restricted stock units and 47,411 restricted stock units that were scheduled to vest on April 30, 2021.

At the close of business on March 31, 2021, the record date, we had 40,659,905 shares of common stock outstanding. Each share of our common stock is entitled to one vote on all matters properly submitted for a stockholder vote.

Delinquent Section 16(a) Reports

Section 16(a) requires our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our equity securities. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us and written representations we received from our directors and officers required to file the reports, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities, filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the year ended December 25, 2020.

Cost of Proxy Solicitation

We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Deadline for Receipt of Stockholder Proposals

If you wish to submit a proposal for inclusion in the proxy statement for our 2022 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act, and we must receive your proposal at the address below no later than January 20, 2022. Stockholders intending to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, including for the election of director nominees, must comply with the requirements set forth in our Amended and Restated Bylaws. The Amended and Restated Bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal at the address below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, in which case notice must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to such meeting or the 10th day following the public announcement of the date of such meeting). Therefore, we must receive notice of such proposal for the 2022 Annual Meeting of Stockholders no earlier than January 20, 2022, and no later than February 19, 2022, otherwise such notice will be considered untimely and we will not be required to present it at the 2022 Annual Meeting of Stockholders. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Contacting Ultra Clean

If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:

• By telephone:	510-576-4400

• By fax:	510-576-4401

• In writing at our principal executive offices:	Ultra Clean Holdings, Inc. Attn: Secretary 26462 Corporate Avenue Hayward, CA 94545

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that our Board of Directors shall be elected at the annual meeting of our stockholders, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the nominees for director named below. All of these nominees currently serve as our directors. Each nominee has consented to serve as a nominee, to serve as a director if elected, and to being named a nominee in this Proxy Statement. If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if our Board of Directors names one.

Our Amended and Restated Bylaws provide that a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested director elections (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee). If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board may fill the resulting vacancy or may decrease the size of the Board.

Name	Position/Office Held With the Company	Age	Director Since
Clarence L. Granger	Chairman of the Board and Nominee for Director	72	2002
James P. Scholhamer	Chief Executive Officer, Director and Nominee for Director	54	2015
David T. ibnAle	Director and Nominee for Director	49	2002
Emily M. Liggett	Director and Nominee for Director	65	2014
Thomas T. Edman	Director and Nominee for Director	58	2015
Barbara V. Scherer	Director and Nominee for Director	65	2015
Ernest E. Maddock	Director and Nominee for Director	63	2018
Jacqueline A. Seto	Director and Nominee for Director	55	2020

Members of our Board self-identify as set forth in the table below:

Board Diversity Matrix (As of March 24, 2021)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4		1
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	3
Two or More Races or Ethnicities	1

LGBTQ+	1
Did Not Disclose Demographic Background	1

Set forth below is information about each of our nominees for director:

Clarence L. Granger has served as our Chairman since October 2006 and has been a member of our Board of Directors since May 2002. Mr. Granger formerly served as our Chief Executive Officer from November 2002 to January 2015. Mr. Granger served as our Executive Vice President and Chief Operating Officer from January 1998 to March 1999 and as our Executive Vice President of Operations from April 1996 to January 1998. Prior to joining Ultra Clean in April 1996, Mr. Granger served as Vice President of Media Operations for Seagate Technology, which designs, manufactures, markets and sells hard disk drives, from 1994 to 1996. Prior to that, Mr. Granger worked for HMT Technology, a supplier of high-performance thin-film disks, as Chief Executive Officer from 1993 to 1994, as Chief Operating Officer from 1991 to 1993 and as President from 1989 to 1994. Prior to that, Mr. Granger worked for Xidex as Vice President and General Manager, Thin Film Disk Division, from 1988 to 1989, as Vice President, Santa Clara Oxide Disk Operations, from 1987 to 1988, as Vice President, U.S. Tape Operations, from 1986 to 1987 and as Director of Engineering from 1983 to 1986. Mr. Granger holds a Master of Science degree in Industrial Engineering from Stanford University and a Bachelor of Science degree in Industrial Engineering from the University of California at Berkeley. Our Board of Directors values Mr. Granger’s perspective as our former Chief Executive Officer and his intimate knowledge of our employee base, operations, customers, suppliers and competitive position in the semiconductor capital equipment industry.

James P. Scholhamer joined the Company as Chief Executive Officer and a member of our Board of Directors in January 2015. Prior to joining Ultra Clean, Mr. Scholhamer served as Corporate Vice President and General Manager of Applied Materials, Inc., leading the Equipment Products Group and Display Services Group of its Global Service Division from February 2011 to January 2015. Mr. Scholhamer joined Applied Materials, Inc. in 2006, where, prior to his most recent position, he served as Vice President of Operations-Energy, for the Environmental and Display Products Division from July 2006 to December 2008 and Corporate Vice President and General Manager of the Display Business Group from December 2008 to February 2011. Prior to that, Mr. Scholhamer worked for Applied Films Corporation as Vice President of Operations, Engineering and Research Development in the company’s German office from September 2002 to July 2006 and as Vice President of Thin Film Coating Division and Thin Film Equipment Division in the company’s Colorado office from July 2000 to September 2002. Mr. Scholhamer holds a Bachelor of Science degree in Materials and Metallurgical Engineering from the University of Michigan. Our Board of Directors believes that Mr. Scholhamer brings strong engineering and operations experience to our Board of Directors and provides the Board of Directors with a unique perspective as our Chief Executive Officer and leader of our strategic planning process.

David T. ibnAle has served as a director of Ultra Clean since November 2002 and served as our Lead Director from February 2005 to February 2007. Mr. ibnAle is a Founding and Managing Partner of Advance Venture Partners, LLC. He has over 20 years of experience as an investor in small and mid-sized growth companies in the technology, media and communications sectors. Prior to co-founding Advance Venture Partners in 2014, Mr. ibnAle was a Managing Partner of Augusta Columbia Capital Group from 2011 to 2013, and a Managing Director of TPG Growth, the growth equity and middle market investment platform of TPG, from 2008 to 2011. Prior to joining TPG Growth, he was an investment professional and a Partner at Francisco Partners from 1999 to 2008, and he began his investing career at Summit Partners. Mr. ibnAle has served on the boards of directors of a number of public and private technology companies, and he currently serves on the Boards of Directors of Affinity, E.Merge Technology Acquisition Corp., Ginger, Morning Consult, Nativo, PebblePost and UrbanSitter. Mr. ibnAle holds a Bachelor of Arts degree in Public Policy and a Master’s degree in International Development Policy from Stanford University, and a Master’s degree in Business Administration from the Stanford University Graduate School of Business. Our Board of Directors values Mr. ibnAle’s experience as an investment professional, as well his experience in strategic planning and mergers and acquisitions, as he brings significant quantitative and qualitative financial experience to our Board of Directors. Mr. ibnAle qualifies as a financial expert and provides important support as a member of our Audit Committee.

Emily M. Liggett has served as a director of Ultra Clean since May 2014. Ms. Liggett is the Founder and Chief Executive Officer of Liggett Advisors, a strategy/implementation consulting business. She served as a business coach and consultant for Stanford Seed from 2017 to 2018. She was President and Chief Executive Officer of NovaTorque, Inc., a manufacturer of high-efficiency electric motor systems, from 2009 until late 2016, when it was acquired by Regal Beloit. She previously served as President and Chief Executive Officer of Apexon, Inc., a provider of supply chain optimization software solutions for global manufacturers, from 2004 to 2007. Ms. Liggett served as President and Chief Executive Officer of Capstone Turbine Corporation (provider of microturbine systems for clean, continuous distributed energy generation) from 2002 to 2003 and, prior to that, held various management and executive roles at Raychem Corporation (acquired by Tyco International in 1999) from 1984 to 2001, including Corporate Vice President of Raychem and Managing Director of Tyco Ventures. Ms. Liggett is presently a director of Materion Corporation since 2020, and of Kaiser Aluminum since 2018. She was a director of MTS Systems Corporation from 2010 to 2016 and was a director of Immersion Corporation from 2005 to 2011. She also served on the Purdue University School of Engineering Advisory Board from 2000 until 2018. Ms. Liggett holds a Bachelor of Science degree in Chemical Engineering from Purdue University, a Master of Science degree in Engineering and Manufacturing Systems from Stanford University and a Master’s degree in Business Administration from the Stanford University Graduate School of Business. Ms. Liggett’s qualifications to serve on our Board of Directors include her Chief Executive Officer and management experience in a variety of technical industrial companies. She has managed worldwide businesses, partnerships, and international joint ventures. She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development for highly technical businesses.

Thomas T. Edman has served as a director of Ultra Clean since June 2015. Mr. Edman has served as the Chief Executive Officer of TTM Technologies, Inc. since January 2014, as its President since January 2013 and as a member of its Board of Directors since September 2004. From early 2011 to December 2012, Mr. Edman served as Group Vice President and General Manager of the AKT Display Business Group, which is a division of Applied Materials Inc., a publicly held provider of nanomanufacturing technology solutions. From 2006 to 2011, Mr. Edman served as Corporate Vice President of Corporate Business Development of Applied Materials, Inc. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, Mr. Edman served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman presently serves on the Board of Directors of the IPC, an electronic industry association and serves on the Executive Committee as Secretary and Treasurer. Mr. Edman previously served as Chairman and as a member of the Board of Directors of FlexTech, formerly the United States Display Consortium and the AeA (American Electronics Association). Mr. Edman holds a Bachelor of Arts degree in East Asian Studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania. Mr. Edman was nominated to the Board of Directors because of his business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the Chief Executive Officer of a public company. Mr. Edman also has extensive experience in Asia and with compensation-related matters.

Barbara V. Scherer has served as a director of Ultra Clean since June 2015. Ms. Scherer has served as a member of the Board of Directors of NETGEAR, Inc., a global networking company that delivers innovative products to consumers, businesses and service providers, since August 2011 and as a member of the Board of Directors of ANSYS, Inc., a publicly traded engineering simulation software and services company, since April 2013. Ms. Scherer was Senior Vice President, Finance and Administration and Chief Financial Officer of Plantronics, Inc., a global leader in audio communication devices for businesses and consumers, from 1998 to 2012. In this position, she was responsible for all aspects of the company’s financial management, as well as information technology, legal and investor relations. She was Vice President, Finance and Administration and Chief Financial Officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning 11 years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. Ms. Scherer received a Bachelor of Arts degree from the University of California at Santa Barbara and her Master’s degree in Business Administration from the School of Management at Yale University. With a career spanning more than 30 years including 25 years in senior financial leadership roles in the technology industry, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Ernest E. Maddock has served as a director of Ultra Clean since June 2018. Mr. Maddock has held leadership positions at multiple global companies during his career. From 2015 through his recent retirement, he served as Senior Vice President and Chief Financial Officer of Micron Technology. Prior to joining Micron, Mr. Maddock served as Executive Vice President and Chief Financial Officer of Riverbed Technology. Prior to Riverbed, he spent 15 years at Lam Research Corporation (“Lam”), rising to Executive Vice President and Chief Financial Officer in 2008 and serving in that role until April 2013. His previous roles at Lam included Vice President, Customer Support Business Group; and Group Vice President and Senior Vice President of Global Operations. Mr. Maddock also served as a member of the Board of Directors for Intersil Corporation from July 2015 to February 2017. Mr. Maddock holds a Bachelor of Science degree in Industrial Management from the Georgia Institute of Technology and a Master’s degree in Business Administration from Georgia State University. Mr. Maddock was nominated to the Board of Directors because he provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Jacqueline A. Seto has served as a director of Ultra Clean since January 2020. Ms. Seto spent 22 years at Lam Research Corporation (“Lam”) from 1994 until 2016. During that time, she served as Group Vice President and General Manager of the Cleans Product Group at Lam from August 2011 until November 2015. Prior to this position, her previous roles at Lam included Corporate Vice President and General Manager in the Reliant Business Unit from April 2009 to August 2011, Vice President of Product and Strategic Marketing from November 2007 to March 2009, and Managing Director of Emerging Businesses from August 2003 until November 2007. Since 2016, Ms. Seto has served as Principal at Side People Consulting, partnering with well-established corporate and emerging companies and with non-profit organizations advising on strategic and business planning, change management and other executive service consulting. Ms. Seto holds a Bachelor of Engineering in Chemical Engineering from McGill University in Quebec. Ms. Seto currently serves as a member of the Board of Trustees for The Oregon Museum of Science and Industry (OMSI) since January 2018, as a member of the Board of Directors for Masterranking.com since April 2015, and as a member of the Board of Directors for International Women’s Forum Oregon since August 2020. She previously served as a member of the Board of Directors for TriAegis Residential Services from June 2001 until April 2007 and as the Board Secretary for Prevent Child Abuse Oregon (PCAO) from October 2017 until February 2021. Ms. Seto was nominated to the Board of Directors because her deep understanding of the semiconductor industry and her proven experience in strategic thinking adds a valuable voice to the Company’s long and short term business planning.

There are no family relationships among any of our directors and executive officers. There are no arrangements or understandings between any of our directors and us pursuant to which such director was or is to be selected as a director or nominee. Information related to the compensation of our Board of Directors can be found under “—Director Compensation” below.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.

Structure of Board of Directors and Corporate Governance Information

Director Independence. We are required to comply with the director independence rules of the Nasdaq Stock Market (“Nasdaq”) and the SEC. These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the audit committee, compensation committee and nominating and corporate governance committee be composed solely of independent directors.

Our Board of Directors has determined that each of our directors and director nominees is independent in accordance with applicable Nasdaq and SEC rules other than Mr. Scholhamer. Accordingly, a majority of our current Board of Directors is independent as required by Nasdaq rules and, upon election of each of our director nominees at the 2021 Annual Meeting of Stockholders, a majority of our Board of Directors will be independent as required by Nasdaq rules.

Director Responsibilities. We are governed by our Board of Directors and its various committees that meet throughout the year. Our Board of Directors currently consists of eight directors after Ms. Seto was elected to serve as a director effective January 1, 2020. During 2020, there were seven meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. Each of our directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served during 2020.

Board Leadership Structure. Our corporate governance guidelines allow for the flexibility to combine or separate the offices of Chairman and the Chief Executive Officer to best serve the interests of the Company and its stockholders. Mr. Scholhamer serves as the Chief Executive Officer of the Company and Mr. Granger serves as the Chairman of our Board of Directors. Our Board of Directors believes our current board leadership structure to be an efficient and successful leadership model for the Company, promoting clear accountability and effective decision-making. The roles of our Chairman and Chief Executive Officer are separated to allow Mr. Scholhamer to develop and execute on our corporate strategy and focus on day-to-day operations and company performance. Our Board of Directors believes that our stockholders benefit from Mr. Granger’s service as Chairman due to his deep background and experience in our industry and his knowledge of our operations as our former Chief Executive Officer. Our Board of Directors recognizes that a different leadership model may be warranted under different circumstances. Accordingly, our Board of Directors periodically reviews its leadership structure.

The Board also continually reviews the need for effective independent oversight. Each member of each of our Board of Director’s standing committees is an independent director, and each independent director is actively involved in independent oversight. Our independent directors meet in executive session during each regularly scheduled quarterly meeting of our Board of Directors and periodically evaluate both our Chairman and our Chief Executive Officer as well as Board and committee performance. All directors have unrestricted access to management at all times and frequently communicate with the Chairman, the Chief Executive Officer and other members of management on a variety of topics. Given the above factors, our Board of Directors has determined that our leadership structure is appropriate.

Corporate Governance. Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our corporate governance guidelines and our code of business conduct and ethics as well as the charters of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee are available on our website at http://uct.com/investors/corporate-governance/.

Communicating with our Board of Directors. Any stockholder wishing to communicate with our Board of Directors may send a letter to our Secretary at 26462 Corporate Avenue, Hayward, CA 94545. Communications intended specifically for non-employee directors should be sent to the attention of the chair of the Nominating and Corporate Governance Committee.

Annual Meeting Attendance. Our Board of Directors has adopted a policy that all members should attend each annual meeting of stockholders when practical. Eight of our then nine incumbent directors attended the 2020 Annual Meeting of Stockholders.

Risk Oversight

Our Board of Directors plays an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors regularly reviews reports from the management team on areas of material risk to the Company, including operational, financial, legal and strategic risks. Each of the committees of our Board of Directors also oversees the management of company risks that fall within the committee’s areas of responsibility. The Audit Committee periodically reviews risks associated with financial reporting and internal controls, as well as risks associated with liquidity, customer credit and inventory reserves. The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership, structure and corporate governance. The Compensation Committee assists the Board in reviewing whether any material risks arise from our compensation programs and in overseeing risks associated with succession planning for our executives. The Board also reviews our director and officer insurance annually.

Environmental, Human Capital, Social and Governance Considerations

The Company is committed to building customer trust on a foundation of competent personnel and suppliers, discipline to address customer requirements, robust business processes, governance and accountability and rapid and thorough problem solving, supported by a culture that emphasizes leadership, open and honest communication, prevention over reaction, training and mentoring, a strong governance system and a positive reward system. We apply our core values to work to build a responsible and sustainable end-to-end supply chain, ensure employee health and safety in the workplace, foster an atmosphere of acceptance, inclusion, trust and mutual respect in the workplace, promote employee engagement inside and outside the company and give back to communities. We are committed to efficient company management, protection of stockholders’ interests and transparency of corporate communications.

It is our policy to pursue our worldwide operations in a safe, socially and environmentally responsible manner that protects the health and wellbeing of our employees, our customers and the communities where we operate while respecting the environment. Our operations are subject to federal, state and local regulatory requirements and foreign laws relating to environmental, waste management and health and safety matters, including measures relating to the release, use, storage, treatment, transportation, discharge, disposal and remediation of contaminants, hazardous substances and waste, as well as practices and procedures applicable to the construction and operation of our facilities.

Environmental:

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UCT participates in the Responsible Business Alliance’s Responsible Minerals Assurance Process for Tantalum. Our cleaning processes for tantalum-deposited parts recovers the tantalum, enabling it to re-enter the commodity market and reduce the demand for mined material, the majority of which originates from the Conflict Region in Africa. We adhere to the principles of the Responsible Business Alliance Code of Conduct.

•

Although cleaning is a chemical-intensive business, we, where possible, utilize chemical-free processing to remove significant volumes of deposited material. Reduction in the volume of film being chemically removed reduces the amount of chemicals used to meet the target cleanliness specifications.

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The semiconductor industry has stringent packaging requirements which include the need to maintain the cleanliness of a part or system while providing structural support of heavy modules. These requirements may necessitate that product-specific crates be designed and fabricated or plastic cleanroom boxes be used. To minimize packaging waste we have implemented re-use programs for these type of materials with our customers and suppliers.

•

In 2020, UCT committed to a program titled “SuCCESS2030” designed to enhance the Company’s sustainability vision through its supply chain. UCT will endeavor to identify and coordinate efforts and develop capabilities to ensure its suppliers operate in an ethical, responsible, and sustainable manner. The goal is to build a responsible and sustainable end-to-end supply chain for the future of semiconductors.

•

We have adopted Environmental, Safety and Quality Policies that have been reviewed, endorsed and signed by management. Our safety incident levels for both the Products and Services Divisions are consistently below applicable industry benchmarks.

Human Capital:

•

We believe that our employees are our most important assets. The Company embraces diversity and multiculturalism and is reinforcing a culture of inclusion by committing to even greater transparency, clearer targets and comprehensive training to improve diversity and inclusion within the Company to ensure every employee is treated with dignity and respect. Our ultimate goal is to foster an atmosphere of acceptance, inclusion, trust and of mutual respect for all. To reach that goal, we provide mandatory practical and continuous education to all employees on behavioral expectations. Out of our fifteen executive officers and directors, five are women and six are non-white minorities. Out of our twenty-nine employees who are at the vice president level and above, seven are women and seven are non-white minorities.

Social Responsibility:

•

We believe that social responsibility is defined as sustaining the equilibrium between the business of the Company and the communities where we work and live. We apply this core value to employee engagement inside and outside the Company. Positively involving employees and giving back to communities is central to our culture. Supported by the Company, our employees contribute directly to the community with their time and resources.

Governance:

•	Our Board of Directors meets the two new California board diversity requirements regarding women and under-represented groups.

•	In addition, the Nominating and Corporate Governance Committee oversees environmental, social and governance (“ESG”) matters.

Committees of Our Board of Directors

Our Board of Directors has three principal committees. The following describes each committee’s current membership, the number of meetings held during 2020 and its mission:

Audit Committee. Among other matters, the Audit Committee is responsible for:

•	providing oversight of our accounting and financial reporting processes and audits of our financial statements;

•	assisting the Board in its oversight of the integrity of our financial statements and the adequacy and effectiveness of our internal controls over financial reporting;

•

the qualifications, independence and performance of our independent auditors (including hiring and replacing our independent auditors as appropriate, reviewing and pre-approving any audit and non-audit services provided by our independent auditors and approving fees related to such services);

•	the performance of our internal audit function;

•

the review, approval and oversight of our Cash and Investment Policy and Financial Risk Management Policy, including oversight over our hedging strategy and the use of swaps and other derivative instruments for hedging risks;

•	compliance with legal and regulatory requirements;

•	compliance with our code of business conduct and ethics (and requests for waivers therefrom); and

•	preparing the Audit Committee report that SEC rules require to be included in our proxy statement.

A copy of the Audit Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/.

The current members of the Audit Committee are Ernest E. Maddock (chair), Barbara V. Scherer, Thomas T. Edman and David T. ibnAle. Our Board of Directors has determined that each member of the committee satisfies both the SEC’s additional independence requirement for members of audit committees and the other requirements of Nasdaq for members of audit committees. The Board of Directors has also concluded that each member of the Audit Committee qualifies as an audit committee financial expert as defined by SEC rules and has the financial sophistication required by Nasdaq. The Audit Committee met four times in 2020.

Compensation Committee. Among other matters, our Compensation Committee:

•	oversees our compensation and benefits programs and policies generally, including the issuance of equity-based compensation;

•	evaluates the performance of our executive officers and other senior executives;

•	reviews our management succession plan;

•	oversees and sets compensation for our executive officers, Board members and other senior executives; and

•	reviews and recommends inclusion of the Compensation Discussion and Analysis required to be included in our proxy statement by SEC rules.

A copy of the Compensation Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/. The Compensation Committee’s process for deliberations on executive compensation is described below under “Compensation Discussion and Analysis.”

As part of our oversight of our executive compensation program and in conjunction with the Compensation Committee, we consider the impact of our executive compensation program and the incentives created by different elements of the executive compensation program on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that affect the likelihood of excessive risk-taking, to determine whether they present a significant risk to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The current members of the Compensation Committee are Thomas T. Edman (chair), David T. ibnAle, Emily M. Liggett and Jacqueline A. Seto. Our Board of Directors has determined each member of the committee is independent as defined under Nasdaq and SEC rules. The Compensation Committee met seven times in 2020.

Nominating and Corporate Governance Committee. Among other matters, our Nominating and Corporate Governance Committee:

•	reviews and evaluates the size, composition, function and duties of the Board consistent with its needs;

•

establishes criteria for the selection of candidates to the Board and its committees, and identifies individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by shareholders;

•

recommends to the Board director nominees for election at our annual or special meetings of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

•	recommends directors for appointment to committees of the Board;

•	makes recommendations to the Board as to determinations of director independence;

•	leads the process and assists the Board in evaluating its performance and the performance of its committees;

•	periodically reviews our corporate governance guidelines and code of business conduct and ethics, and oversees compliance with our corporate governance guidelines; and

•	oversees ESG matters.

A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/.

The current members of the Nominating and Corporate Governance Committee are Emily M. Liggett (chair), Barbara V. Scherer and Ernest E. Maddock. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under Nasdaq. The Nominating and Corporate Governance Committee met four times in 2020.

Consideration of Director Nominees

Director Qualifications. The Nominating and Corporate Governance Committee of the Board operates pursuant to a written charter and establishes membership criteria for the Board and each committee of the Board and recommends to the Board individuals for membership on the Board and its committees. There is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our stockholders. In conducting its assessment, the committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and our Board of Directors. Although we do not have a formal policy with regard to the consideration of diversity, when identifying and selecting director nominees, the Nominating and Corporate Governance Committee also considers the impact a nominee would have in terms of increasing the diversity of our Board of Directors with respect to professional experience, skills, backgrounds, viewpoints and areas of expertise. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our committee charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee (or our independent directors) and may be considered at any point during the year.

Stockholder Nominees. Candidates for director recommended by stockholders will be considered by the Nominating and Corporate Governance Committee. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and our Company within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve on our Board of Directors. Stockholder recommendations, with such accompanying information, should be sent to the attention of the Chair of the Nominating and Corporate Governance Committee at the address listed under “Information Concerning Solicitation and Voting—Contacting Ultra Clean.”

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our Amended and Restated Bylaws. The deadline and procedures for stockholder nominations are disclosed elsewhere in this proxy statement under the caption “Information Concerning Solicitation and Voting—Deadline for Receipt of Stockholder Proposals.”

Director Compensation

Our non-employee directors earn the following annual retainers for service on our Board of Directors and its standing committees:

•	a $60,000 annual cash retainer for service as a member of our Board of Directors;

•	an additional $40,000 annual cash fee for serving as independent chair of our Board of Directors;

•	the following additional annual cash retainers for service on the standing committees of our Board of Directors:

•	Audit Committee – $10,000 (or $20,000 for the chair);

•	Compensation Committee – $7,500 (or $15,000 for the chair);

•	Nominating and Corporate Governance Committee – $5,000 (or $10,000 for the chair).

No fee is paid for attendance at any Board of Directors or committee meeting. Cash retainers for Board and committee service are paid quarterly.

Annual Stock Awards

On an annual basis, each non-employee director is eligible to receive an annual award of restricted stock. On the date of our 2020 annual meeting of stockholders, each of our non-employee directors at such time was granted a restricted stock award with a value of approximately $130,000 (equating to 6,301 shares of our common stock based on the closing price of our common stock on the business day immediately prior to the grant date) that fully vests on the earlier of (i) the day before the 2021 Annual Meeting of Stockholders and (ii) June 2, 2021. Ms. Seto, who was appointed to the Board effective January 1, 2020, was granted a restricted stock award for 2,256 shares of our common stock that fully vested on May 23, 2020.

Initial Stock Awards

Upon joining the Board (other than at an annual meeting), each non-employee director is eligible to receive an initial award of restricted stock, in an amount equal to the value of the annual non-employee director award for such year, pro-rated based on the length of services provided from appointment to the Board until the following annual stockholder meeting. The restricted stock will become fully vested on the date of the annual stockholder meeting following such award.

The following table sets forth compensation for our non-employee directors for fiscal 2020. Our only employee director during fiscal 2020, Mr. Scholhamer, does not receive separate compensation for service as a director. Information on Mr. Scholhamer’s compensation for fiscal 2020 is disclosed in the Summary Compensation Table below.

Name	Fees Earned or Paid In Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Thomas T. Edman	$82,671	$129,990	$212,661
Clarence L. Granger	97,260	129,990	227,250
David T. ibnAle	75,377	129,990	205,366
Emily M. Liggett	75,377	129,990	205,366
Ernest E. Maddock	82,671	129,990	212,661
Leonid Mezhvinsky(3)	24,329	—	24,329
Jacqueline A. Seto(4)	64,375	184,134	222,414
Barbara V. Scherer	72,945	129,990	202,935

(1)

The amounts shown are the grant date fair values for restricted stock awards granted in fiscal year 2020 computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the day preceding the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Messrs. Edman, Granger, ibnAle and Maddock and Mses. Liggett, Scherer and Seto each held a restricted stock award with respect to 6,301 shares of our common stock as of December 25, 2020.

(3)	Mr. Mezhvinsky did not stand for re-election to our Board of Directors in June 2020.

(4)	Ms. Seto became a member of our Board of Directors in January 2020.

Stock Ownership Guidelines; Policy Against Hedging Transactions and Pledges

The Board of Directors has adopted stock ownership guidelines for our directors to more closely align the interests of our directors with those of our stockholders. The guidelines provide that each director should hold at least 3X annual cash compensation shares of our common stock, and that each director be allowed three years from the date such director joined our Board of Directors to accumulate such number of shares of our common stock. All of our directors are currently in compliance with our stock ownership guidelines.

The Board of Directors has also adopted stock ownership guidelines for our Chief Executive Officer. The policy was amended in February 2020 to provide that our Chief Executive Officer should hold common stock with a value at least 3X his or her base salary, and that he or she be allowed three years from the date such person becomes our Chief Executive Officer to accumulate such number of shares of our common stock. The amendment to the policy was intended to bring it in line with more contemporary governance and peer practices. Our current Chief Executive Officer is currently in compliance with our stock ownership guidelines.

The Company’s Insider Trading Policy, which can be found on our website, provides that our securities shall not be made subject to hedge transactions or puts and calls. The Insider Trading Policy further prohibits any pledges of our securities by our directors and executive officers.

Compensation Consultant

The Compensation Committee determined to engage Semler Brossy, with respect to fiscal 2020 executive officer and non-employee director compensation matters. Semler Brossy was retained by our Compensation Committee to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs for 2020. In addition, during 2020, Semler Brossy assisted the Compensation Committee with its CEO pay ratio analysis and its evaluation of its executive severance and change in control policies and provided our Compensation Committee assistance in developing our Compensation Discussion and Analysis in this proxy statement. Semler Brossy also furnished the Compensation Committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation; retention value of current equity holdings; target incentive opportunities; and compensation trends. For further discussion of the work conducted by Semler Brossy as our compensation consultant, see “Compensation Discussion and Analysis—Process for Determining Executive Compensation.”

Certain Relationships and Related Party Transactions

Transactions with Directors. The Company leases a facility from an entity controlled by Leonid Mezhvinsky, one of our former directors. In the year ended December 25, 2020, we incurred rent and other expenses resulting from the lease of this facility of approximately $438,000.

Related Person Transaction Policy. Our written Related Person Transaction Policy requires our Board of Directors or the Nominating and Corporate Governance Committee to review and approve all related person transactions. Our directors and officers are required to promptly notify our Chief Compliance Officer (which is currently our General Counsel) of any transaction which potentially involves a related person. Our Board of Directors or the Nominating and Corporate Governance Committee then considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. Our Board of Directors or the Nominating and Corporate Governance Committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

Other than as disclosed above, since December 27, 2019, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Moss Adams LLP (“Moss Adams”) to serve as our independent registered public accounting firm for fiscal 2021. We are asking you to ratify this appointment. Ratification of the appointment of Moss Adams as our independent registered public accounting firm for fiscal 2021 requires the affirmative vote of the holders of a majority of our common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as negative votes for this proposal. Although ratification is not required for us to retain Moss Adams, in the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of Moss Adams is expected to be present at the annual meeting of stockholders, will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

Set forth below are the aggregate audit fees incurred for the professional services provided by Moss Adams and its affiliates in fiscal 2020 and fiscal 2019.

	Fiscal Year Ended
	December 25, 2020	December 27, 2019
Audit fees	$3,329,079	$3,842,569
Audit related fees	$21,000	$88,222
Total	$3,350,079	$3,930,791

Audit fees consist of fees billed, or to be billed, for services rendered to us and our subsidiaries for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements included in our quarterly reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings. Audit fees decreased in 2020 primarily as a result of decreased hours associated with our Services division. Audit related fees for 2020 consisted of fees billed for services rendered to us for employee benefit plans. Audit related fees for 2019 consisted of fees billed for services rendered to us for employee benefit plans and acquisition-related due diligence activity.

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the committee preapprove audit and non-audit services to be provided by our independent auditors before the auditors are engaged to render services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members; provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

All services described above were pre-approved in accordance with the Audit Committee’s pre-approval policies.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal 2021.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of Ernest E. Maddock, Barbara V. Scherer, Thomas T. Edman and David T. ibnAle, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. The key responsibilities of our Audit Committee are set forth in our Audit Committee’s charter, which is available on our website at http://uct.com/investors/corporate-governance/. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 25, 2020. This review included a discussion of the quality and the acceptability of our financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and Ultra Clean, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee further discussed with our independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 25, 2020, as filed with the Securities and Exchange Commission on February 23, 2021.

Members of the Audit Committee

Ernest E. Maddock, Chair

Barbara V. Scherer

Thomas T. Edman

David T. ibnAle

PROPOSAL 3: ADVISORY VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This proposal provides you with an opportunity to cast a non-binding, advisory vote approving the fiscal 2020 compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures. In a decision that factored in the non-binding advisory vote of our stockholders held at our 2017 Annual Meeting of Stockholders on the frequency of stockholder advisory votes on executive compensation, we determined to hold a non-binding, advisory vote on executive compensation annually. Our next non-binding, advisory vote on the frequency of stockholder advisory votes on executive compensation is required to occur no later than our 2023 Annual Meeting of Stockholders.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific short-term and long-term goals. We believe our 2020 executive compensation is appropriate. Please see the “Compensation Discussion and Analysis” beginning on page 23 for additional details about our executive compensation philosophy and programs, including information about the fiscal 2020 compensation of our named executive officers. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2020 compensation of our named executive officers.

As an advisory vote, this proposal is not binding on us or our Board of Directors. The Compensation Committee and our Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” the approval of the non-binding advisory vote on compensation of our named executive officers for fiscal 2020 as disclosed pursuant to the compensation disclosure rules of the SEC, which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during 2020, the last fiscal year, to our Chief Executive Officer, Chief Financial Officer, and each of our three other highest paid executive officers (collectively referred to as our named executive officers). Our named executive officers for fiscal 2020 were:

Name	Age	Position
James P. Scholhamer	54	Chief Executive Officer & Director
Sheri L. Savage	50	Chief Financial Officer and Senior Vice President of Finance
Vijayan S. Chinnasami	55	Chief Operating Officer
W. Joseph Williams	49	President, Products Business
William C. Bentinck	59	President, Services Business

Fiscal 2020 Performance and Compensation Highlights

Despite the adverse impacts and uncertainty caused by the COVID-19 pandemic, we were able to deliver strong financial and market performance and maintain the design of our in-flight incentive programs without having to make any COVID-related program adjustments.

Performance Highlights:

The Company’s overall performance was very strong in 2020. We ended 2020 with total revenue of $1.4 billion, operating margin of 11.3% and earnings per share of $2.80. We believe we have continuously adjusted to the changing work environment while staying focused on meeting customer demand and delivering strong return to shareholders. Higher volumes, coupled with a focus on operational efficiencies and a favorable product mix, resulted in improved profitability for fiscal year 2020 as compared to fiscal year 2019.

•

The Company recognized the potential impact of the coronavirus outbreak in Asia early and initiated global site readiness in other regions where our facilities are located before the virus spread. This enabled us to maximize capacity at our factories and manage our suppliers with minimal disruption to meet customer demand.

•	Our global footprint and ability to flex to meet demand, provided a distinct competitive advantage.

•

UCT was prepared with alternative suppliers not yet qualified by the original equipment manufacturers. When the approval process was expedited by many of our customers, we acted quickly and were able to source from a variety of suppliers. We believe that this initiative will have long lasting benefits to the health and competitiveness of our supply chain.

•	We extended our global footprint by investing in a new facility in Malaysia where initial production began during the Company’s first quarter of 2021.

•

The Company won a sizeable new award from one our main customers to meet outsourcing needs and was designated as an approved design and production partner for a major lithography company on their next generation tools.

•

By optimizing operations, implementing new processes and procedures, maximizing utilization of facilities, and strategically expanding our global footprint, we have broadened our presence and improved our position within our served markets.

•

On March 31, 2021, the Company acquired Ham-Let (Israel-Canada) Ltd. a global leader in the development, manufacturing and distribution of Ultra-High Purity and industrial flow control systems—valves, fittings, hoses and connectors largely used for the manufacturing of today’s most complex semiconductor devices—expanding our semiconductor addressable market by over $2 billion, accessing customers including semiconductor equipment and chip makers, increasing our vertical capabilities, and adding higher gross margin, high value product offerings.

The following is a summary of key highlights of the Company’s financial performance for fiscal year 2020.

	Years Ended
	December 25, 2020	December 27, 2019	Increase (Decrease)	% Increase (Decrease)
	(dollars are in millions)
Revenues	$1,398.6	$1,066.2	$332.4	31.2%
Gross margin	20.9%	18.5%	2.4%	13.0%
Income from operations	$121.4	$29.9	$91.5	306.0%
Non-GAAP income from operations*	$158.2	$83.3	$74.9	89.9%
Operating cash flow	$97.3	$121.0	$(23.7)	(19.6)%
Market capitalization at fiscal year-end	$1,284.8	$933.2	$351.6	37.7%

*

Non-GAAP income from operations is defined as income from operations, calculated in accordance with GAAP, adjusted to factor out amortization of intangible assets, restructuring charges, acquisition related costs and fair value adjustments and depreciation adjustments. See Annex A for a reconciliation of income from operations to non-GAAP income from operations and for additional information about the non-GAAP measures we use in this proxy statement.

Compensation Highlights:

•

We increased base salaries for all NEOs and made slightly higher increases to our CEO and CFO to bring them closer to competitive market levels after being below the market midrange in the past couple of years.

•

We did not make changes to the target bonus structure in 2020; our strong performance against the operational and strategic objectives highlighted above led to an annual incentive outcome for 2020 that was above target.

•	We increased target equity grant opportunities for our CEO, CFO, and COO to similarly account for being below the market midrange and seeking to achieve parity when compared to internal peers

•

We continued to rely on performance-based equity as part of our long-term incentive program and increased the mix to 55% for our CEO and maintained the 50% mix for CFO and 25% for NEOs); based on our performance against pre-determined operating income targets, 2020 PSUs were earned at target.

•	For 2021, we modified our PSUs to align with our business strategy by extending to a three-year performance period and using different metrics (revenue growth, margin, total shareholder return).

Governance and Executive Pay Policies and Practices

The Company is committed to responsible executive compensation and governance practices that support our business and talent strategies to compete in the semiconductor industry while also aligning with prevailing governance practices. The following list contains items that we believe are in the shareholder’s best interest and practices that we avoid due to the potential for a misalignment between pay and performance:

What We Do	What We Do Not Do

✓  Conduct an annual compensation review

✓  Conduct an annual Say-on-Pay advisory vote

✓  Conduct an annual compensation risk assessment

✓  Utilize an independent compensation consultant

✓  Balance performance metrics in incentive plans

✓  Deliver more than 50% of CEO equity in PSUs

✓  Utilize relative performance in PSUs (new in 2021)

✓  Provide market competitive severance benefits

✓  Maintain stock ownership guidelines

✓  Ability to clawback incentive payments

✓  Incorporate an average of 67% of “at risk” compensation for executive officers

× No excessive perquisites or benefits × No excise tax gross-ups × No hedging or pledging of equity holdings × No stock option repricing × No single-trigger change in control benefits

Overview of Compensation Program and Philosophy

As a general principle, the Company seeks to tie executive compensation closely with the Company’s performance. When assessing our compensation programs, our Compensation Committee relies on three guiding principles:

1.

Attract, reward, and retain executive officers and other key employees to help drive our business forward. More specifically, we compete for key talent with other companies in the semiconductor sector, and the competition is high. Further, we are in regular talent competition with other technology companies outside of the semiconductor sector, which puts upward pressure on pay opportunities—particularly long-term, equity incentive values.

2.

Motivate key employees to achieve goals using individual goals combined with a balanced scorecard approach at the corporate, business unit and operational levels that enhance stockholder value. For 2020, these corporate goals track with our longer-term objective of profitable growth and market share gains. And specific to 2020, our corporate goals also addressed the integration of newly-acquired businesses, including the integration of key talent.

3.	Promote pay for performance, internal equity and external competitiveness.

To meet these objectives, we have historically adopted the following long-term compensation policies:

•	Pay compensation that is competitive with the practices of similarly situated electronics manufacturing services (EMS) companies and the practices of similar companies noted in industry surveys; and

•	Pay for performance by:

•	offering annual short-term cash incentive opportunities upon achievement of performance goals we consider challenging but achievable; and

•

providing significant, long-term equity incentive opportunities in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our executive officers with those of our stockholders.

Our Compensation Committee considers these policies in determining the appropriate allocation of base salaries, annual cash incentive compensation, long-term equity-based compensation and other benefits. Other considerations include our business objectives and environment, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, regulatory requirements, and the mitigation of risks associated with these policies. Like most companies, we use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executive officers with those of our stockholders. In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration a number of factors related to corporate and individual performance, as further described below, as well as competitive practices among our peer group.

Our Board of Directors and Compensation Committee have a long-standing practice of generally targeting compensation at or around the midrange of comparable companies for each element of our compensation program. The Compensation Committee believes that targeting overall, and each element of, compensation at or around the midrange of peer compensation will enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. Our Compensation Committee also retains the discretion to target compensation for specific individuals based on a variety of additional factors, including Company and individual performance.

Process for Determining Executive Compensation

Each year, our Compensation Committee, together with our senior management team, establishes performance targets for short-term and long-term incentive plans that require the achievement of significant financial results. Each year, our Compensation Committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies (which may include comparisons to companies in broad-based compensation surveys or, for fiscal 2020, our Peer Group), achievement of strategic objectives, improvements in market share and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executive officers is determined based on performance and what our Compensation Committee believes is in the best interests of our stockholders.

The Compensation Committee meets with our Chief Executive Officer and other executives, including our Senior Vice President of Human Resources, as necessary, to obtain recommendations with respect to Company compensation programs, practices and packages. The Chief Executive Officer, in consultation with our Senior Vice President of Human Resources, develops recommendations that he makes to the Compensation Committee on executive performance, base salary, annual bonus targets and equity compensation for the executive team and other employees, other than himself. Our Senior Vice President of Human Resources also meets directly with the Compensation Committee (including outside the presence of our Chief Executive Officer) to assist the Compensation Committee in its decision-making process, including its analysis of broad-based data from third-party industry surveys and other data on executive compensation. Although the Compensation Committee considers management’s recommendations with respect to executive compensation, the Compensation Committee makes all final decisions on executive compensation matters.

Our Chief Executive Officer and Senior Vice President of Human Resources attend most of the Compensation Committee’s meetings, but the Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee deliberates and makes decisions with respect to performance and compensation without the Chief Executive Officer and the Company’s other executives present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, but may, if it chooses, delegate some of its responsibilities to subcommittees. The Compensation Committee has not in the past delegated authority with respect to the compensation of executive officers.

The Compensation Committee engaged Semler Brossy as its outside compensation consultant in 2019 to provide an independent review of the Company’s executive compensation program and recommend a course of action for fiscal year 2020, including an analysis of both the competitive market and the design of our compensation programs. More specifically, Semler Brossy advised the Compensation Committee on the designation of peer group companies, evaluated the final list of peer companies approved by the Compensation Committee and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executive officers. Semler Brossy also furnished the Compensation Committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation; retention value of current equity holdings; target incentive opportunities; and compensation trends. In addition, Semler Brossy assisted the Compensation Committee with its CEO pay ratio analysis and its evaluation of our executive severance and change in control policies and provided our Compensation Committee assistance in developing our Compensation Discussion and Analysis in this proxy statement. Semler Brossy attended meetings of the Compensation Committee regarding executive compensation and also communicated with the chair of the Compensation Committee outside of meetings. The consultant reported to the Committee rather than to management, although the consultant met with management from time to time for purposes of gathering information on proposals that management made or may make to the Compensation Committee. The Compensation Committee has the authority to replace the compensation consultant or hire additional consultants at any time.

Semler Brossy provides analyses and recommendations that inform the Compensation Committee’s decisions, but it does not decide or approve any compensation decisions. Except for the Company’s subscription to certain broad-based compensation survey data, Semler Brossy has not provided any services to the Company other than to the Compensation Committee and receives compensation from the Company only for services provided to the Compensation Committee. Our Compensation Committee assessed the independence of Semler Brossy pursuant to SEC and Nasdaq rules and concluded that Semler Brossy is independent and that Semler Brossy’s work has not raised any conflict of interest.

Compensation Structure

The following are the primary elements of our executive compensation program:

(i)	base salary;

(ii)	annual cash incentive opportunities;

(iii)	annual long-term equity incentive awards; and

(iv)	retirement and welfare benefit plans, including a deferred compensation plan, a 401(k) plan, limited executive perquisites and other benefit programs generally available to all employees.

Pay Mix. We have selected the foregoing compensation elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For example, base salary and cash incentive target percentages are set with the goal of attracting employees and adequately compensating and rewarding them for their individual performance, level of responsibility, experience and the Company’s annual financial results, while our equity compensation programs are geared toward providing long-term incentives and rewards for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program. The charts below depict the allocation of fixed versus “at-risk” pay for the total target compensation for our named executive officers in 2020:

Note: Figures include annualized base salary, target bonus, and grant date fair value of 2020 equity awards.

CEO Target Pay Mix Long Term Equity Incentive 63% Base Salary 19% Short-Term Cash Incentive 19% 81% of Pay 'At Risk' Other NEOs Average Target Pay Mix Long Term Equity Incentive 48% Base Salary 33% Short-Term Cash Incentive 19% 67% of Pay 'At Risk'

The Compensation Committee reviews base salary, cash incentive programs and long-term incentive programs on at least an annual basis. Other programs are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

Our Compensation Committee believes that the particular elements of compensation identified above produce a well-balanced mix of both fixed and at-risk compensation that collectively promote retention value and provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will maximize company performance over the long term. Our Compensation Committee believes that this approach will yield increases in stockholder value, provide an appropriate reward for our executive officers, and reduce the risk of loss of executive officers to competitors.

While each element of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, each element is weighted differently for each of our named executive officers based on the employee’s position and ability to impact our financial results. In general, the percentage of at-risk pay, or pay based on the performance of the executive against corporate or individual goals, or that is based on the performance of our trading price, increases with job responsibility. This balance is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of less compensation when performance falls short of established financial and/or stockholder return targets.

Compensation Levels and Market Competitiveness. Overall compensation targets for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our global Company; the individual’s experience and expertise; the compensation levels for the individual’s peers within our Company; compensation levels for similar positions in our industry or in the technology industry more generally; performance of the individual and our Company as a whole; and the levels of compensation necessary to recruit new executive officers. For fiscal 2020, our Compensation Committee reviewed the compensation of our executive officers and compared it with both that of our 2020 Peer Group and broader, composite global market survey data from the Radford Global Technology Survey.

For purposes of fiscal 2020 compensation decisions, Semler Brossy advised the Compensation Committee in October 2019 (based on publicly available data at such time) on the designation of peer group companies, using the following criteria: companies in the semiconductor and semiconductor equipment sectors and electronic manufacturing services and electronic equipment and instruments industries, companies with comparable revenues for the trailing 12 months and market capitalization to ours, and other companies selected by shareholder advisory services, as well as other qualitative factors. For the 2020 Peer Group, the median revenue and market capitalization as of November 2019 was $602 million and $1,389 million, respectively, versus $1,100 million and $845 million, respectively, for the Company. To develop a competitive market composite for our named executive officers, Semler Brossy weighted composite market survey data, derived from both peer survey and general technology industry survey data, equally with named peer proxy data.

This resulted in a peer group that included companies which, along with the broader survey data discussed above, were used for assessing our competitive market positioning in 2020 (collectively, the “Peer Group”) as set forth below:

• Advanced Energy Industries • Alpha & Omega Semiconductor • Axcelis Technologies • Benchmark Electronics • Brooks Automation • CMC Materials* • Cohu • CTS • Diodes • Entegris • Fabrinet • FormFactor

•  Ichor

•  KEMET

•  Kimball Electronics

•  Kulicke and Soffa Industries

•  M/A-COM Technology Solutions

•  Methode Electronics

•  MKS Instruments

•  Onto Innovation**

•  Photronics

•  Semtech

•  Veeco Instruments

•  Xperi

(*)	Formerly known as Cabot Microelectronics.
(**)	Reflects a new addition to our peer group list for evaluation of 2020 compensation.

This peer group is not used for purposes of analyzing the Company’s stock price performance as compared to the Nasdaq Composite Index and the RDG Semiconductor Composite Index. For further information regarding the Company’s cumulative total and relative stockholder return, see our graph included in our Annual Report on Form 10-K for the year ended December 25, 2020.

As discussed above, our Compensation Committee has a long-term practice of targeting the compensation levels of our executive officers at or around the median of the compensation of comparable officers at comparable companies, as derived from peer group data and broader composite survey data. Our Compensation Committee may vary from this target range for various elements of compensation depending on the executive officer’s job performance, skill set, level of responsibilities, prior compensation and business conditions, or for other reasons. Any significant variations of our fiscal 2020 pay decisions as compared to long-term targeted levels are further discussed below.

2020 Say-on-Pay Results

At our 2020 Annual Meeting of Stockholders, the stockholders approved, with approximately 90% of the votes cast, our non-binding, advisory vote on our fiscal 2020 executive compensation program (“say-on-pay”). After considering our say-on-pay voting results and other factors addressed in the subsequent discussion, the Compensation Committee determined not to make changes to our executive compensation policies and practices as a result of the vote. Executive compensation decisions for fiscal 2020 and other details are discussed below in this compensation discussion and analysis.

Cash Compensation

Base salaries and cash incentives are a significant portion of our executive compensation package. We believe this cash compensation helps us remain competitive in attracting and retaining executive talent. Cash incentives are also paid in order to motivate officers to achieve our business goals.

Base Salaries. Base salaries, and any increases or decreases to those levels for each executive officer, are reviewed and approved each year by our Compensation Committee. Such adjustments may be based on factors such as the overall performance of our Company, new roles and responsibilities assumed by the executive officer, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, the length of service with our Company, or revisions to or alignment with our long-term compensation philosophy. The Compensation Committee also takes into account the cyclical nature of our business (which results from the industries we serve (in particular the semiconductor industry) being highly cyclical, with recurring periods of over-supply of products) and the state of our industry and the economy in general. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our Compensation Committee’s judgment. Although salaries were targeted at or around the midrange of our peer group for fiscal 2020, our Compensation Committee also took into account historical compensation, internal parity with other executives, potential as a key contributor, and special recruiting and retention situations. The 2020 base salaries for our named executive officers shown in the table below were generally within targeted levels.

In March of 2020, our Compensation Committee ultimately approved base salary increases for our named executive officers as set forth in the table below:

	Base Salary
Name	2020	2019	Y/Y Change
James P. Scholhamer	$600,000	$564,000	6.4%
Sheri L. Savage	430,000	410,000	4.9%
Vijayan S. Chinnasami	480,000	465,000	3.2%
William C. Bentinck	410,000	398,000	3.0%
W. Joseph Williams	420,000	410,000	2.4%

In fiscal 2020, the Compensation Committee determined to increase the base salary of our Chief Executive Officer by 6.4% to $600,000, as part of the Compensation Committee’s long-term goal of more closely aligning our Chief Executive Officer’s base salary with the market, and also to recognize Mr. Scholhamer’s strong performance in the role of Chief Executive Officer and his significant contributions to our organization.

The Compensation Committee also determined to increase the base salaries of Ms. Savage, Mr. Chinnasami, Mr. Bentinck and Mr. Williams by between 2.4% and 4.9% to more closely align their base salaries with market levels, consistent with the Compensation Committee’s long-term compensation philosophy.

Our base salary levels were also set after considering the significance of the roles of these executives in our overall management for fiscal 2020 and the Compensation Committee’s determination of the correlation of their responsibilities with our overall corporate operating performance. Overall, the Compensation Committee determined that the base salary levels/increases were consistent with the Company’s overall compensation objectives and appropriate to retain our executives at a point in time at which the Company had achieved strong results in fiscal 2019.

Fiscal 2020 Cash Incentive Bonuses. On March 19, 2020 the Compensation Committee approved target incentive cash compensation for our executive officers for 2020 under our Management Bonus Plan (the “Management Bonus Plan”). The Company’s executive officers were eligible to participate in the Management Bonus Plan, which provided for the opportunity to earn quarterly and annual bonuses based on corporate and individual performance during the fiscal year. Bonuses under the Management Bonus Plan are based on each executive officer’s annual target cash incentive opportunity (established as a percentage of each executive officer’s base salary, referred to as the “Target Bonus”).

For each executive officer, 85% of the cash bonus opportunity under the Management Bonus Plan was evaluated based on multiples (ranging from 0 to 2) of the Target Bonus based on performance of the Company against corporate goals and objectives as approved by the Compensation Committee for the applicable measurement period, 65% of which was based on quarterly financial and operating performance and paid out quarterly, and 35% of which was based on annual corporate goals and objectives and paid out annually. In addition, for each executive officer, an additional 15% of their cash bonus opportunity under the Management Bonus Plan was evaluated based on a multiple (ranging from 0 to 1) of the Target Bonus based on individual performance against annual individual goals and objectives as approved by the Compensation Committee and paid out annually. Under this Management Bonus Plan, bonuses based on corporate goals and objectives were limited to no more than twice the amount of 85% of the applicable executive officer’s Target Bonus, and bonuses based on individual goals and objectives were limited to no more than 15% of the applicable executive officer’s Target Bonus. The Compensation Committee may increase or decrease bonuses calculated under the Management Bonus Plan at its discretion based on corporate or individual performance.

Corporate goals and objectives under the Management Bonus Plan may include goals and objectives relating to operational performance (e.g., quality and delivery performance), growth, implementation of strategic programs, financial results as compared to the Company’s operating plan or other benchmarks, and human resource initiatives. Individual goals and objectives were tailored to each executive officer’s position and were designed to award performance based on the individual’s contribution to the Company’s growth, financial performance, structural organization and achievement of strategic initiatives.

Target Bonus opportunities under the Management Bonus Plan are reviewed and approved on an annual basis for each named executive officer and established based on each named executive officer’s role and level of responsibility within the organization. For fiscal 2020, the target bonus percentages as a percentage of base salary for each of our named executive officers were consistent with those for fiscal 2019, as follows:

Named Executive Officer	Target Bonus as a Percentage of Base Salary
	2020	2019
James P. Scholhamer	100%	100%
Sheri L. Savage	75%	75%
Vijayan S. Chinnasami(1)	75%	75%
W. Joseph Williams	50%	50%
William C. Bentinck(2)	50%	50%

(1)	Mr. Chinnasami joined the Company in April 2019.
(2)	Mr. Bentinck joined the Company in March 2019 and became an executive officer in May 2019.

Under the Management Bonus Plan, an executive’s total cash incentive compensation cannot exceed 200% of the applicable executive’s annual target cash incentive compensation over the applicable bonus period, without the approval of the Compensation Committee.

In line with the bonus plan structure, which calls for a mid-year review of financial goals, in July 2020, the Compensation Committee reviewed a revised version of the Company’s annual operating plan, which incorporated a revised financial forecast for the second half of fiscal 2020 based on management’s assessment of the current state of the business and the Company’s industry, including the changes in the business outlook of the Company’s major customers.

For fiscal 2020, bonuses earned by our named executive officers under the Management Bonus Plan were as follows:

	2020 Cash Incentive Bonus						2020	2020	2019
Named Executive Officer(1)	Q1	Q2	Q3	Q4	Annual	Total	Target(2)	Achievement	Total
James P. Scholhamer	$122,007	$116,343	$128,783	$138,438	$311,812	$817,383	$591,000	138%	$689,224
Sheri L. Savage	66,520	62,534	69,221	74,411	171,360	444,046	318,750	139%	376,128
Vijayan S. Chinnasami(3)	75,483	72,292	81,647	89,267	201,290	519,939	372,048	140%	345,336
W. Joseph Williams	44,346	40,720	45,074	48,455	155,643	334,238	313,125	107%	252,057
William C. Bentinck(4)	43,049	39,750	44,001	47,300	159,549	333,649	305,250	109%	197,017

(1)

The Management Bonus Plan for 2020 includes quarterly bonus opportunities based on Company financial and operational metrics, and a separate annual bonus opportunity based on additional annual Company financial and operational metrics and individual goals.

(2)

Target incentive cash compensation was calculated based on the Target Bonus as a Percentage of Base Salary table above and the executive officer’s base salary for 2020 as set forth in the Base Salary table above.

(3)	Mr. Chinnasami joined the Company in April 2019 and did not receive any payouts under the Management Bonus Plan for Q1 2019.

(4)	Mr. Bentinck joined the Company in March 2019 and became an executive officer in May 2019 and did not receive any payouts under the Management Bonus Plan for Q1 2019.

Quarterly achievement of corporate goals and objectives for our named executive officers for 2020 was determined based on a corporate scorecard approved by the Compensation Committee at the time of the adoption of the Management Bonus Plan. These quarterly corporate goals and objectives were set based on key performance indicators for (i) quality and delivery performance as measured by customer scorecards, various internal quantitative quality and delivery metrics and qualitative assessments of customer satisfaction and (ii) financial performance, as measured by the Company’s actual revenue and free cash flow against the Company’s annual operating plan for 2020. Each of these goals was considered challenging but achievable at the time they were established.

Annual achievement of corporate goals and objectives for our named executive officers for 2020 was also determined based on a corporate scorecard approved by the Compensation Committee at the time of the adoption of the Management Bonus Plan. These annual corporate goals and objectives were based on key performance indicators for (i) growth, measured by the Company’s semiconductor revenue growth as compared to the overall market for wafer fab equipment growth and Services division revenue growth from integrated device manufacturers as compared to the overall market, (ii) the achievement of key strategic programs for the Company in 2020, including the Company’s ERP implementation, expense reduction, site optimization and product transition goals and (iii) the achievement of key human capital strategic goals, including global alignment of employee benefits, information systems, compensation policies and development plans. Each of these goals was considered challenging but achievable at the time they were established.

Annual achievement of individual goals and objectives for our named executive officers for 2020 was determined based on an individual scorecard for each named executive officer approved by the Compensation Committee at the time of the adoption of the Management Bonus Plan. For our Chief Executive Officer, individual performance was determined based on the achievement of organizational and operational streamlining initiatives, personal development goals and cash flow and inventory management targets. For our Chief Financial Officer, individual performance was determined based on the achievement of finance and systems integration initiatives, succession planning initiatives and initiatives relating to the integration of QGT’s financial reporting. Each of these goals was considered challenging but achievable at the time they were established.

The Compensation Committee determined that the above goals and objectives for the 2020 Management Bonus Plan were appropriate to drive successful execution of specific, near-term strategic objectives for the Company, enhance accountability, and continue to emphasize the Company’s financial performance during the fiscal year in the achievement of annual cash incentive bonuses, while at the same time balancing near-term financial performance with strategic and operational objectives that would support the Company’s long-term growth and long-term strategies.

After each quarter of fiscal 2020, the Compensation Committee reviewed actual corporate performance against the quarterly corporate scorecards, and in February 2021, the Compensation Committee reviewed actual corporate performance for fiscal 2020 against the annual corporate scorecards. Quarterly corporate scorecard achievement multiples ranged from 1.3 to 2.0 for quality and delivery performance, 1.3 to 1.8 for financial performance based on revenue and 0.4 to 2.0 for financial performance based on free cash flow. Annual corporate scorecard achievement was 1.9 for growth, 1.1 for achievement of strategic programs and 0.7 for achievement of human capital initiatives. The Compensation Committee approved payouts under the Management Bonus Plan for each quarter in fiscal 2020 and for the annual 2020 period consistent with the Company’s scorecard achievement.

In February 2021, the Compensation Committee also reviewed each of our named executive officers’ actual individual performance against the annual individual scorecards. Following this review, the Compensation Committee determined to award our Chief Executive Officer an annual individual bonus equal to 14% (out of 15%) of his Target Bonus based on his achievement of goals relating to streamlining operations, succession planning, personal development, cash flow in excess of the Company’s annual operating plan and inventory control improvements. The Compensation Committee determined to award our Chief Financial Officer an additional annual individual bonus equal to 11.3% (out of 15%) of her Target Bonus based on her achievement of goals relating to finance and systems integration initiatives and succession planning initiatives. The Compensation Committee also determined to award our other named executive officers additional annual individual bonuses ranging from 7% to 10.5% (out of 15%) based on their achievement of individual goals relating to operational performance, personal development, site financial performance, functional and systems integration, achievement of operating income, customer ramps, non-management personnel initiatives and cost initiatives.

Overall, actual bonuses for our named executive officers as a percentage of base salary for 2020 were greater than for 2019 due primarily to our ability to effectively manage our operations through COVID-19. We were able to meet additional, drop-in demand as competitors were impacted by closures and significantly outgrow our base markets of wafer fab equipment (WFE) and wafer starts. The Compensation Committee believes that the Company’s cash incentive awards to the named executive officers for 2020 aligned pay with performance for 2020, notwithstanding a challenging economic environment in the Company’s industries, based on strong performance against goals and initiatives that were designed in significant part to support the Company’s long-term growth and long-term strategies, rather than merely near-term financial results.

Our Compensation Committee invests significant time determining the financial and non-financial targets for the Company’s Management Bonus Program. In general, management makes the initial recommendation for the financial and non-financial targets based upon the Company’s annual Board-approved operating plan and other strategic goals and objectives, as well as the bonus opportunity for each officer, and these recommendations are reviewed and discussed by the Compensation Committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the annual operating plan for the current year. Other factors taken into account may include general economic and market conditions. Overall, the Compensation Committee seeks to tie a significant proportion of cash compensation to performance, while factoring in the Company’s current and expected financial results given current and expected business conditions and the cyclical nature of the semiconductor equipment industry. The Compensation Committee also recognizes that the Management Bonus Plan provides increased cash payments to our executives if we achieve results above targets, providing our executives an opportunity to achieve higher cash compensation for performance above expectations. We intend for the performance goals to be challenging but achievable and to reflect strong corporate performance.

Quarterly bonuses under the Management Bonus Plan are calculated and paid on a quarterly basis, subject to the employee’s continued service with the Company through the applicable payment date, which the Company believes to have a positive effect on employee morale.

Equity Compensation

Our equity compensation program is intended to align the interests of our executive officers with those of our stockholders by creating a long-term incentive for our executive officers to maximize stockholder value. The equity compensation program also is designed to encourage our executive officers to remain employed with us in a very competitive labor market. The Compensation Committee regularly monitors the changes in the business environment in which we operate and periodically reviews changes to our equity compensation program to help us meet our goals, which include the achievement of long-term stockholder value.

Types of Equity Awards. In fiscal 2020, consistent with recent years, we granted our named executive officers a combination of time-based and performance-based restricted stock units, or RSUs and PSUs. The Compensation Committee believes this combination provides a balance between awards that provide high incentive value (in the form of PSUs, which will only vest if we meet performance criteria described under “—Mix of Performance versus Time-based ‘Refresh’ Grants” below, combined with service requirements) and awards that provide high retention value (in the form of time-based RSUs, which will have at least some value over time while imposing continued service requirements, and requiring time-based vesting of the earned performance units). In April of 2020, the Compensation Committee granted the following long-term equity awards to our named executive officers:

Name	Time-Based (# Shares)	Performance-Based (# Shares)	Total # Shares	Value of RSUs ($)(1)
James P. Scholhamer	58,939	72,036	130,975	$2,000,000
Sheri L. Savage	32,743	32,743	65,486	1,000,000
Vijayan S. Chinnasami	49,115	16,371	65,486	1,000,000
W. Joseph Williams	20,628	6,876	27,504	420,000
William C. Bentinck	20,628	6,876	27,504	420,000

(1)

The number of RSUs awarded to each of our executive officers was determined using a target dollar value, with the number of RSUs and PSUs granted to achieve such target dollar value based on the Company’s closing stock price on the business day prior to the grant date. The grant date for these awards was April 24, 2020. On April 23, 2020, the closing sales price for our common stock was $15.27.

The number of equity awards the Compensation Committee granted to each executive officer in 2020 was determined based on a variety of factors, including each individual executive’s job performance and his or her level of job responsibility. The Compensation Committee also considered the use of long-term equity awards as a means to retain and incentivize executives. The size of each equity award granted to a named executive officer in 2019 was determined based on target cash value rather than a target number of units. Accordingly, the number of equity awards granted was influenced by our stock price at the time the awards were granted, as well as new hires and promotions.

The number and target value of RSUs granted to Mr. Scholhamer in fiscal 2020 was set at a target value of approximately $2 million, an increase from the target value for the RSU granted to Mr. Scholhamer in fiscal 2019, as part of the Compensation Committee’s long-term goal of more closely aligning our Chief Executive Officer’s equity awards with market levels, and also to recognize Mr. Scholhamer’s strong performance and significant contributions to our organization. The Compensation Committee also considered its long-term goal of setting grants at a level consistent with the midrange provided to comparable officers by members of our peer group in determining grants for our non-CEO named executive officers for fiscal 2020 (and in the case of new hires, at levels competitive for such executives in the employment market), while at the same time considering the relative positions of each named executive officer within our global organization and past grant practices. The 2020 equity awards granted in April 2020 for our named executive officers shown in the table above were all generally within targeted levels, as adjusted to maintain internal equity for named executive officers with similar levels of responsibility within our Company.

The equity awards granted during fiscal 2020 to our named executive officers are set forth in detail under “Grants of Plan-Based Awards” below. All time-based RSUs granted to our named executive officers in fiscal 2020, and all PSUs earned based on fiscal 2020 performance, vest over a period of 3 years from the grant date in equal annual installments.

Promotional and New Hire Grants. The Compensation Committee’s policy has been to make promotional grants on solely a time-based vesting schedule to enhance retention.

Mix of Performance versus Time-based “Refresh” Grants. The mix of time-based and performance-based awards for grants made in April of 2020 described above was consistent with prior years. In allocating equity awards between time-based and performance-based awards, the Compensation Committee considers each named executive officer’s level of responsibility, and the relationship between that named executive officer’s performance and our common share price. The Compensation Committee determined that 55% and 50% of the annual “refresh” equity awards that were granted to our Chief Executive Officer and our Chief Financial Officer,

respectively, would consist of performance-based awards, because their roles focus more on overall corporate performance than our other named executive officers. For our other named executive officers, consistent with prior years, the Compensation Committee determined that 25% of the equity awards would consist of performance-based awards. Performance-based awards granted in fiscal 2020 to our named executive officers are earned according to the following performance criteria (determined based on performance in fiscal 2020). For fiscal 2020, for purposes of our performance-based awards, operating income is calculated consistent with our Management Bonus Plan.

% of PSUs granted	0%		60%	65%	70%	75%	80%	85%	90%	95%	100%
Operating income (in thousands)*	below $	64,498	$64,498	$69,873	$75,248	$80,623	$85,998	$91,372	$96,747	$102,122	at or above $	107,497

*

For purposes of determining achievement of the performance based condition, the Compensation Committee uses non-GAAP income from operations, which is defined as income from operations, calculated in accordance with GAAP, adjusted to factor out amortization of intangible assets, restructuring charges, acquisition related costs and fair value adjustments and depreciation adjustments. For fiscal 2020, non-GAAP income from operations as so determined was $158.2 million.

The Compensation Committee determined, based on our actual results for fiscal 2020, that 100% of the performance-based awards granted to eligible named executive officers in fiscal 2020 were earned.

Grant Practices. We have implemented procedures to regularize our equity award grant process, by making new hire grants and annual executive grants on the same day each month. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcements. Because our equity awards typically vest over multiple years, we believe recipients are motivated to see our stock price rise in the long-term rather than benefit from an immediate but short-term increase in the price of our stock following a grant.

2021 Equity Design. Throughout 2020 and into early 2021, the Compensation Committee worked with Semler Brossy to revise the design of the annual PSU awards. The new PSU awards were granted in April 2021 and will be disclosed in next year’s proxy statement.

In determining the new PSU design, the Compensation Committee sought to maintain strong alignment with the go-forward business strategy while also extending the performance horizon over a full three-year period (versus a one- year period), expanding the performance measurement to include a balance of top-line, bottom-line, and shareholder returns, and providing commensurate upside and downside opportunity where participants are eligible to earn between 0% up to 200% of their target opportunity based on performance against pre-determined goals (versus 0% to 100% under the previous design).

The design is primarily focused on relative revenue growth against a custom set of peers within the semiconductor industry with modifiers based on three-year average operating margin versus plan and three-year relative total shareholder return compared to the same set of peers used for the relative revenue growth assessment.

As part of the transition from a one-year to a three-year PSU program in 2021, the Compensation Committee awarded one-time Transition RSUs to help bridge the gap in vesting creating by extending the full performance period to three years. The Company will provide more details on these awards next year as they were awarded in April 2021 along with the normal annual grants.

Other Benefit Plans

Deferred Compensation. We maintain a non-qualified deferred compensation plan, which allows eligible employees, including executive officers and directors, to voluntarily defer receipt of a portion of his/her salary and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. This plan gives highly compensated employees the opportunity to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. We believe that deferred compensation is a competitive practice to enable us to attract and retain top talent. We do not make matching or other employer contributions to the deferred compensation plan because we believe the deferral opportunity is enough of a benefit on its own.

Executive Perquisites. We offer limited perquisites to our executive officers. In addition to health care coverage that is generally available to our other employees, our executive officers are eligible for annual physical examinations more extensive than under the Company’s standard plans.

Other Benefits. We also offer a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. For example, our retirement plan is a tax-qualified 401(k) plan, which is a broad-based employee plan. Under the 401(k) plan, all participating employees (including executive officers) are eligible to receive limited matching contributions that are subject to vesting over time.

The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Post-Termination Arrangements

Our post-termination arrangements with our named executive officers are described in this proxy statement below. We believe the severance benefits under these agreements or policies are reasonable in amount and provide protection to key executive officers who would be likely to receive similar benefits from our competitors. The Compensation Committee reviews the potential costs and triggering events of employment and severance agreements and policies before approving them and will continue to consider appropriate and reasonable measures to encourage retention.

Accounting and Tax Considerations

In designing our executive compensation programs, the Compensation Committee generally considers the accounting and tax effects as well as direct costs. We recognize a charge to earnings for accounting purposes when equity awards are granted. The Compensation Committee considers the impact to dilution and overhang when making decisions pertaining to equity instruments.

We do not require executive compensation to be tax deductible for the Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. This includes consideration of Section 162(m) of the Internal Revenue Code, which generally limits our ability to deduct compensation paid to each “covered employee” (as defined in the Internal Revenue Code) to the extent such individual’s compensation exceeds $1  million in any one year.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Ultra Clean Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis, which appears in this proxy statement, with the management of Ultra Clean Holdings, Inc. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ultra Clean Holdings, Inc.’s proxy statement.

Members of the Compensation Committee

Thomas T. Edman, Chair

David T. ibnAle

Emily M. Liggett

Jacqueline A. Seto

Summary Compensation Table

The following table shows compensation information for the three most recently completed fiscal years for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers as of December 25, 2020 (collectively, our “named executive officers”):

Name and Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
James P. Scholhamer	2020	590,031	1,999,988	817,383	10,177	(3)	3,417,580
Chief Executive Officer	2019	524,492	1,500,009	689,224	7,916		2,721,641
	2018	494,620	1,417,763	383,604	1,645		2,297,632

Sheri L. Savage	2020	424,462	999,971	444,046	8,749	(4)	1,877,228
Chief Financial Officer and Senior Vice President of Finance	2019	382,115	750,016	376,128	7,496		1,515,756
	2018	372,245	764,225	210,198	6,578		1,353,247

Vijayan S. Chinnasami(5)	2020	497,242	999,971	519,939	44,444	(6)	2,061,597
Chief Operating Officer	2019	352,975	899,996	345,336	33,333		1,631,641

W. Joseph Williams	2020	417,231	419,986	334,238	9,909	(7)	1,181,364
President, Products Business	2019	392,191	440,005	252,057	10,263		1,094,516
	2018	351,272	327,250	135,604	9,454		823,580

William C. Bentinck(8)	2020	406,677	419,986	333,649	6,628	(9)	1,166,939
President, Services Business	2019	286,254	649,999	197,017	1,794		1,135,063

(1)

Amounts shown do not reflect compensation actually received by the named executive officers. The amounts shown represent the grant date fair value for stock awards granted in the applicable fiscal year, based on the per share closing price of our common stock on the grant date. The other valuation assumptions and the methodology used to determine such amounts are set forth in Note 1 of the Notes to our Consolidated Financial Statements included in our Form 10-K for the year ended December 25, 2020.

(2)	Amounts consist of incentive bonuses.

(3)	This amount consists of (a) matching contribution of $8,550 under the 401(k) Plan and (b) $1,627 in disability and life insurance premiums.

(4)	This amount consists of (a) matching contribution of $7,276 under the 401(k) Plan and (b) payment on behalf of Ms. Savage of $1,473 in disability and life insurance premiums.

(5)	Mr. Chinnasami joined the Company as Chief Operating Officer on April 1, 2019.

(6)	This amount consists of auto allowance.

(7)	This amount consists of (a) matching contribution of $8,550 under the 401(k) Plan and (b) $1,359 in disability and life insurance premiums.

(8)	Mr. Bentinck joined the Company as Senior Vice President, Semiconductor Services Business, on March 12, 2019 and was promoted to President, Semiconductor Services Business effective May 28, 2019.

(9)	This amount consists of (a) matching contribution of $5,193 under the 401(k) Plan and $1,435 in disability and life insurance premiums.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2020:

Name	Grant Date	Compensation Committee Compensation Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plans(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James P. Scholhamer			600,000	1,200,000	—	—	—	—	—
	4/24/2020	4/22/2020	—	—	43,222	72,036	72,036		$1,099,990
	4/24/2020	4/22/2020	—	—	—	—	—	58,939	899,999

Sheri L. Savage			322,500	645,000	—	—	—	—	—
	4/24/2020	4/22/2020	—	—	19,646	32,743	32,743	—	499,986
	4/24/2020	4/22/2020	—	—	—	—	—	32,743	499,986

Vijayan S. Chinnasami			360,000	720,000	—	—	—	—	—
	4/24/2020	4/22/2020	—	—	9,823	16,371	16,371	—	249,985
	4/24/2020	4/22/2020	—	—	—	—	—	49,115	749,986

W. Joseph Williams			210,000	420,000	—	—	—	—	—
	4/24/2020	4/22/2020	—	—	4,126	6,876	6,876	—	104,997
	4/24/2020	4/22/2020	—	—	—	—	—	20,628	314,990

William C. Bentinck			205,000	410,000	—	—	—	—	—
	4/24/2020	4/22/2020	—	—	4,126	6,876	6,876	—	104,997
	4/24/2020	4/22/2020	—	—	—	—	—	20,628	314,990

(1)	Reflects target at 100% and maximum cash award amounts pursuant to the Management Bonus Plan for fiscal 2020.

(2)	Reflects performance-based restricted stock units. On the basis of performance criteria for fiscal year 2020 at 100% achievement.

(3)	Represents time-based stock units issued under our stock incentive plan.

(4)

Under the terms of our stock incentive plan, fair market value is defined as the closing price on the day preceding the grant date. Our practice is for grants to be effective on the last Friday of the month in which the grant is approved.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 25, 2020:

	Stock Awards
Name	Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(1)
James P. Scholhamer
	12,277	(2)	388,567
	8,838	(3)	279,723
	41,772	(4)	1,322,084
	41,772	(5)	1,322,084
	58,939	(6)	1,865,419
	72,036	(7)	2,279,939
Sheri L. Savage
	6,617	(2)	209,428
	4,764	(3)	150,788
	20,886	(4)	661,042
	20,886	(5)	661,042
	32,743	(6)	1,036,316
	32,743	(7)	1,036,316
Vijayan S. Chinnasami
	49,115	(6)	1,554,490
	16,371	(7)	518,142
	50,590	(8)	1,601,174
W. Joseph Williams
	4,250	(2)	134,513
	1,020	(3)	32,291
	18,380	(4)	581,727
	6,127	(5)	193,920
	20,628	(6)	652,876
	6,876	(7)	217,625
	4,965	(9)	157,142
William C. Bentinck
	20,628	(6)	652,876
	6,876	(7)	217,625
	36,538	(8)	1,156,428

(1)	Based on the closing price of our common stock as of December 25, 2020 (our fiscal 2020 year-end), which was $31.65.

(2)	Remaining units vest on March 30, 2021.

(3)	Represents earned portion of performance-based awards granted in fiscal 2018. Remaining units vest on March 30, 2021.

(4)	1/2 vest on April 30, 2021 and April 30, 2022, respectively.

(5)	Represents earned portion of performance-based awards granted in fiscal 2019. 1/2 vest on April 30, 2021 and April 30, 2022, respectively.

(6)	1/3 vest on April 24, 2021 and 1/3 each year thereafter.

(7)	Represents earned portion of performance-based awards granted in fiscal 2020. 1/3 vest on April 24, 2021 and 1/3 each year thereafter.

(8)	New hire grants, 1/2 vest on April 26, 2021 and April 26, 2022, respectively.

(9)	Represents promotion award in October 2018. Remaining units vest on October 26, 2021.

Option Exercises and Stock Vested

The following table shows all stock awards vested and value realized upon vesting, by the named executive officers during fiscal 2020, which ended on December 25, 2020:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James P. Scholhamer	96,216	1,641,330
Sheri L. Savage	48,850	854,664
Vijayan S. Chinnasami	25,295	400,420
W. Joseph Williams	31,321	566,150
William C. Bentinck	18,268	289,182

(1)	The value realized equals the fair market value of the Company’s common stock on the date of vesting multiplied by the number of stock awards vesting.

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan, the Ultra Clean Holdings, Inc. 2004 Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, and directors to voluntarily defer receipt of a portion of his/her salary and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. The amounts deferred under the EDCP are credited with realized gains on investments and interest at market rates on cash balances. We do not make matching or other employer contributions to the EDCP.

None of our named executive officers participated in the EDCP or had any reportable amounts under Item 402(i) of Regulation S-K for fiscal 2020.

Post-Termination Arrangements

Change in Control Severance Agreement with James P. Scholhamer. We have a Change in Control Severance Agreement with James P. Scholhamer. If upon, or within 3 months prior to or 12 months following, a change in control, Mr. Scholhamer is terminated without cause or he resigns for good reason, he is entitled to receive 200% of his then-current salary, plus 200% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards.

Change in Control Severance Agreement with Sheri L. Savage. We have a Change in Control Severance Agreement with Sheri L. Savage. Such agreement provides that, if upon, or within 12 months following, a change in control, Ms. Savage is terminated without cause or she resigns for good reason, she is entitled to receive 150% of her then-current salary, plus 150% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until she becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of her unvested outstanding equity awards.

Change in Control Severance Agreement with Other Named Executive Officers. The Compensation Committee’s practice is to enter a change in control severance agreement with each of its named executive officers. The Company’s change in control severance agreement provides that, if upon, or within three months prior to or 12 months following, a change in control, such executive officer is terminated without cause or he or she resigns for good reason, he or she is entitled to receive 75% of his or her then-current salary, plus 75% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 9 months (or, if earlier, until he or she becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his or her unvested outstanding equity awards.

“Good reason” is defined as (i) a reduction in the executive’s then existing annual salary by more than 10% other than in connection with an action affecting a majority of the executive officers of the Company, (ii) relocation of the principal place of the executive’s employment to a location more than 50 miles from the principal place of executive’s employment prior to the change in control or (iii) a material reduction in the executive’s authority, duties or responsibilities after the change in control. “Cause” exists if the executive officer: (A) is convicted of, or pleads guilty or no contest to, a criminal offense; (B) engages in any act of fraud or dishonesty; (C) breaches any agreement with the Company; (D) commits any material violation of a Company policy; or (E) fails, refuses or neglects to perform the services required of the executive in his or her position at the Company (subject in certain cases to a cure period).

The following table shows amounts that would have been paid if such named executive officers had been terminated on December 25, 2020 in connection with a change of control:

Name	Salary ($)	Cash Incentive ($)	Health Benefits ($)(1)	Value of Accelerated Vesting ($)(2)
James P. Scholhamer	1,200,000	1,260,141	53,437	7,457,816
Sheri L. Savage	645,000	515,186	4,855	3,754,932
Vijayan S. Chinnasami	720,000	648,956	900	3,673,805
W. Joseph Williams	315,000	180,475	2,576	1,970,093
William C. Bentinck	307,500	199,000	15,541	2,026,929

(1)	Estimated assuming that each executive enrolls in continued group health benefits.
(2)	Amounts based on our stock price as of December 25, 2020.

Severance Policy for Executive Officers. Under our severance policy for executive officers of the Company, in the event that the Chief Executive Officer is terminated without cause and signs a release of claims, the executive would receive 150% of the executive’s then-current salary, plus 150% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 18 months. In the event that the Chief Financial Officer or Chief Operating Officer is terminated without cause and signs a release of claims, the executive would receive 100% of the executive’s then-current salary, 100% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 12 months (or, if earlier, until he or she becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 12 months. In the event that an executive officer, other than those described in the foregoing, is terminated without cause and signs a release of claims, the executive would receive 75% of the executive’s then-current salary, 50% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years and payment of health benefit continuation coverage under COBRA for 9 months (or, if earlier, until he or she becomes eligible for group health coverage with another employer). We may revise or terminate this policy at any time, except that following a change in control, the policy may not be terminated or amended to adversely affect a participant for 12 months thereafter.

The following table shows amounts that would have been paid if the named executive officers had been terminated without cause on December 25, 2020:

Name	Salary ($)	Cash Incentive ($)	Health Benefits ($)(1)	Value of Accelerated Vesting ($)(2)
James P. Scholhamer	900,000	945,105	40,078	5,058,240
Sheri L. Savage	430,000	343,457	2,428	1,712,135
Vijayan S. Chinnasami	480,000	432,637	1,200	1,491,464
W. Joseph Williams	315,500	120,316	2,576	1,001,936
William C. Bentinck	307,500	132,666	15,541	868,381

(1)	Estimated assuming that each executive enrolls in continued group health benefits.
(2)	Amounts based on our stock price as of December 25, 2020.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.

During fiscal 2020, the principal executive officer of Ultra Clean was our Chief Executive Officer, James P. Scholhamer. For fiscal 2020, the combined annual total compensation for Mr. Scholhamer was $3,417,580, and for our median employee was $40,754, resulting in an estimated pay ratio of approximately 84:1.

In accordance with the flexibility provided by Item 402(u) of Regulation S-K, we identified the median employee by aggregating for each applicable employee (A) annual base salary or wage rates for our salaried and hourly employees (including overtime) as of December 25, 2020 (the median employee determination date), (B) the target bonus for 2020 and (C) commission or profit sharing value received. We then ranked this compensation measure for our employees from lowest to highest. This calculation was performed for individuals, excluding our current Chief Executive Officer, James P. Scholhamer, whether employed on a full-time or part-time basis. For ease of administration, we did not include the accounting value of equity awards granted.

Once we identified our median employee, we then calculated such employee’s annual total compensation for 2020 using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for 2020 (as set forth in the 2020 Summary Compensation Table on page 38). Our CEO’s annual total compensation for 2020 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2020 Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or the Company’s management may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ James P. Scholhamer
Name: James P. Scholhamer
Title: Chief Executive Officer

Dated: April 26, 2021

Annex A

ULTRA CLEAN HOLDINGS, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED RESULTS

	Twelve Months Ended
	December 25, 2020	December 27, 2019
Reconciliation of GAAP Net Income to Non-GAAP Net Income (in thousands)
Reported net income (loss) attributable to UCT on a GAAP basis	$77,605	$(9,351)
Amortization of intangible assets(1)	19,799	20,090
Restructuring charges(2)	4,573	16,667
Stock-based compensation expense(3)	12,899	13,062
Fair value adjustments(4)	7,624	7,457
Acquisition related costs(5)	1,024	3,861
Gain on the sale of property(6)	(1,352)	—
Depreciation adjustments(7)	—	(360)
Income tax effect of non-GAAP adjustments(8)	(8,200)	(14,343)
Income tax effect of valuation allowance(9)	994	9,461

Non-GAAP net income attributable to UCT	$114,966	$46,544

Reconciliation of GAAP Income from operations to Non-GAAP Income from operations (in thousands)
Reported income from operations on a GAAP basis	$121,370	$29,913
Amortization of intangible assets(1)	19,799	20,090
Restructuring charges(2)	4,433	15,821
Stock-based compensation expense(3)	12,899	13,062
Fair value adjustments(4)	—	895
Acquisition related costs(5)	1,024	3,863
Gain on the sale of property(6)	(1,352)	—
Depreciation adjustments(7)	—	(360)

Non-GAAP income from operations	$158,173	$83,284

Reconciliation of GAAP Operating margin to Non-GAAP Operating margin
Reported operating margin on a GAAP basis	8.7%	2.8%
Amortization of intangible assets(1)	1.4%	1.9%
Restructuring charges(2)	0.3%	1.5%
Stock-based compensation expense(3)	0.9%	1.1%
Fair value adjustments(4)	0.0%	0.1%
Acquisition related costs(5)	0.1%	0.4%
Gain on the sale of property(6)	-0.1%	0.0%

Non-GAAP operating margin	11.3%	7.8%

Reconciliation of GAAP Gross profit to Non-GAAP Gross profit (in thousands)
Reported gross profit on a GAAP basis	291,761	196,866
Amortization of intangible assets(1)	4,090	4,090
Restructuring charges(2)	988	1,041
Stock-based compensation expense(3)	2,112	2,853
Fair value adjustments(4)	—	895
Depreciation adjustments(7)	—	(316)

Non-GAAP gross profit	$298,951	205,429

Reconciliation of GAAP Gross margin to Non-GAAP Gross margin
Reported gross margin on a GAAP basis	20.9%	18.5%
Amortization of intangible assets(1)	0.3%	0.4%
Restructuring charges(2)	0.1%	0.1%
Stock-based compensation expense(3)	0.2%	0.3%
Fair value adjustments(4)	0.0%	0.1%
Depreciation adjustments(7)	0.0%	-0.1%

Non-GAAP gross margin	21.4%	19.3%

A-1

	Twelve Months Ended
	December 25, 2020	December 27, 2019
Reconciliation of GAAP Interest and other income (expense) to Non-GAAP Interest and other income (expense) (in thousands)
Reported interest and other income (expense) on a GAAP basis	$(21,699)	$(27,501)
Restructuring charges(2)	140	847
Fair value adjustments(4)	7,624	6,562

Non-GAAP interest and other income (expense)	$(13,935)	$(20,092)

Reconciliation of GAAP Earnings Per Diluted Share to Non-GAAP Earnings Per Diluted Share
Reported net income (loss) on a GAAP basis	1.89	(0.24)
Amortization of intangible assets(1)	0.48	0.50
Restructuring charges(2)	0.11	0.42
Stock-based compensation expense(3)	0.32	0.33
Fair value adjustments(4)	0.19	0.19
Acquisition related costs(5)	0.02	0.10
Gain on the sale of property(6)	(0.03)	—
Depreciation adjustments(7)	—	(0.01)
Income tax effect of non-GAAP adjustments(8)	(0.20)	(0.36)
Income tax effect of valuation allowance(9)	0.02	0.23

Non-GAAP net income	$2.80	$1.16

Weighted average number of diluted shares (thousands) on a non-GAAP basis	41,074	40,027

(in thousands, except percentages)
Provision for income taxes on a GAAP basis	$19,281	$10,031
Income tax effect of non-GAAP adjustments(7)	8,200	14,343
Income tax effect of valuation allowance(8)	(994)	(9,461)

Non-GAAP provision for income taxes	$26,487	$14,913

Income (loss) before income taxes on a GAAP basis	$99,671	$2,412
Amortization of intangible assets(1)	19,799	20,090
Restructuring charges(2)	4,573	16,667
Stock-based compensation expense(3)	12,899	13,062
Fair value adjustments(4)	7,624	7,457
Acquisition related costs(5)	1,024	3,861
Gain on the sale of property(6)	(1,352)	—
Depreciation adjustments(7)	—	(360)

Non-GAAP income before income taxes	$144,238	$63,189

Effective income tax rate on a GAAP basis	19.3%	415.9%

Non-GAAP effective income tax rate	18.4%	23.6%

1	Amortization of intangible assets related to the Company's acquisitions of AIT, Thermal, FDS, QGT and DMS

2	Represents severance, retention and costs related to facility closures

3	Represents compensation expense for stock granted to employees and directors

4	Fair value adjustments related to contingent consideration, purchase obligation, DMS' sold inventories, forward hedge contracts

5	Represents costs related to the acquisitions

6	Represents gain realized on the sale of land in South Korea

7	Depreciation adjustments related to QGT's fixed assets

8	Tax effect of items (1) through (7) above based on the non-GAAP tax rate shown below

9

The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.

A-2

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR 2 0 the following:
1. Election of Directors
Nominees For Against Abstain 0000000000
1a. Clarence L. Granger
For Against Abstain
1b. James P. Scholhamer    3. Approval, by an advisory vote, of the    compensation of Ultra Clean Holdings, Inc.’s    named executive officers for fiscal 2020 as 1c. David T. ibnAle                disclosed in our proxy statement for the 2021    Annual Meeting of Stockholders.
1d. Emily M. Liggett    NOTE: Such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof will be voted on by the 1e. Thomas T. Edman    proxies in their discretion.
1f. Barbara V. Scherer    1g. Ernest E. Maddock    1h. Jacqueline A. Set
177 The Board of Directors recommends you vote FOR
proposals 2 and 3. For Against Abstain
0 2. Ratification of the appointment of Moss Adams    R1    LLP as the independent registered public                accounting firm of Ultra Clean Holdings, Inc.
_ 1    for fiscal 2021.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
0000510048 SHARES
CUSIP # JOB # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ULTRA CLEAN HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 20, 2021 12:30 p.m. Pacific Daylight Time
Via live webcast at www.virtualshareholdermeeting.com/UCTT2021
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and 10-K are available at www.proxyvote.com
ULTRA CLEAN HOLDINGS, INC. 26462 Corporate Avenue Hayward, CA 94545
This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, May 20, 2021.
This proxy will be voted as directed, or if no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.
By signing the proxy, you revoke all prior proxies and appoint James P. Scholhamer and Sheri L. Savage, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.
. 177 . 0 . 0    R1 _ 2 0000510048
Continued and to be signed on reverse side